Exhibit 10.10

BUYOUT AGREEMENT

       This Buyout Agreement (the "Agreement") is dated February 24.2009 (the "Effective Date') and is between Atari Interactive, Inc.("Atari") and Red Mile Entertainment, Inc. ("Red Mile").

Recitals

A.
Atari and Red Mile are party to a Publishing Agreement dated June 20, 2008 (the "Publishing Agreement") under which Red Mile licensed to Atari certain rights in and to the interactive software game with the working title "Heroes over Europe* (the "Title").

B.	On February 12, 2009. Atari delivered to Red Mile a notice stating that Atari had terminated the Publishing Agreement and had exercised its rights to retain the rights licensed to Atari thereunder.

C.
Atari is willing to release to Red Mile the rights to the Title licensed to Atari under the Publishing Agreement in exchange for certain payments from Red Mile pursuant to the terms of this Agreement, in accordance with the terms and conditions hereinbelow. Red Mile anticipates funding the payments called for by this Agreement with the proceeds from a new financing and/or production agreement to be entered into between Red Mile and a third party (the "Third Party") regarding completion and distribution of the Title for the Sony Playstation 3, Microsoft Xbox 360, and personal computer platforms.

Agreement

    The parties agree as follows:

1.	Buyout Fee. In exchange for the release of Atari's rights in the Title, Red Mile shall pay Atari (collectively, the "Buyout Fee"):

1.1.
A fee in the amount of $4,750,000 (the "Initial Payment") on March 5, 2009 or as soon as reasonably practicable thereafter if Red Mile provides evidence by March 5, 2009 reasonably satisfactory to Atari of an agreement in principle for financing of the Title by a Third Party (including, at minimum, proof of funds and definitive proof of intent (e.g., executed L01); but in any event not later than March 19, 2009; and

1.2.
33% of any and all royalties or other payments received by Red Mile or its affiliates, without deductions of any kind, from the Third Party in connection with the licensing of the Title net of the Initial Payment ("Net Royalties") until Atari has received aggregate fees and royalties under this Agreement (inclusive of the Initial Payment) of $5,500,000, to be paid to Atari within five (5) business days following receipt by Red Mile or its affiliates of the corresponding Net Royalty amount(s)(the "Atari First-Tier Royalties"); and

1.3.
thereafter, 15% of any and all Adjusted Net Royalties (as defined below) received by Red Mile or its affiliates, to be paid to Atari within five (5) business days following receipt by Red Mile or its affiliates of the corresponding Adjusted Net Royalties (or portion thereof), provided that in no event shall any amount payable to Atari in accordance with this subsection 1.3 be a negative amount (the "Atari Second-Tier Royalties"). As used herein, the "Adjusted Net Royalties" means Net Royalties minus all verifiable out-of-pocket direct costs actually paid by Red Mile in order to complete the development of the Title with respect to the period from inception of the Tile through completion of the Title. This includes all amounts paid to IR Gurus Pty. Ltd. at any time in respect of the Title.

1.4.
Quarterly Accounting. Reporting with respect to the Buyout Fee shall be on a  calendar quarterly basis. Within sixty (60) days after the close of each calendar quarter, beginning with the first calendar quarter in which any royalties or other payments (other than the;Initial Payment) are due hereunder, Red Mile shall provide Atari with a written statement showing the Net Royalties and Adjusted Net Royalties for such calendar quarter, a calculation of the royalties and other amounts payable to Atari in respect of such period (including without limitation the Atari First-Tier Royalties and the Atari Second-Tier Royalties). Each such statement shall be accompanied by paymentof the amount of the Buyout Fee then due. Atari shall be deemed to have consented to all accountings rendered by Red Mile and each such statement of accounting shall be conclusive, final and binding, unless specific objection in writing, stating the basis thereof, is given by Atari to Red Mile within one (1) year after the date it was rendered. No claim concerning a statement or other account rendered by Red Mile may be made unless asserted within one (1) year after the date of Red Mile's notice rejecting such objection or, if Red Mile fails to give such notice of rejection, within one (1) year after the sixtieth (60th) day following Atari's written objection,

1.5
Examination Rights. Atari shall have the right, to be exercised not more than  once per calendar year and upon not less than ten (10) business days prior written notice to Red Mile, through an independent public accounting firm reasonably acceptable to Red Mile, to examine the books, records and accounts of Red Mile relating to the Buyout Fee, for the purposes of verifying Red Mile's compliance with the terms and conditions of this Agreement. All information made available to Atari's representative in any such examination shall be and be treated as Confidential 'Information, and prior to any such examination, Atari's representative shall enter into an appropriate confidentiality agreement with Red Mile. Each such examination shall not weed three (3) days in duration and shall be conducted during regular business hours, in such manner as not to interfere unduly with the business of Red Mile. Atari's representative shall report to Atari solely whether Atari has been overpaid, underpaid or properly paid for the period subject to examination. The expenses of examination pursuant to this Section 1.5 shall be borne by Atari; provided, however, that Red Mile shall be charged for the expense of any such examination that establishes an underpayment to Atari in excess of ten percent (10%) of the amount due for the period subject to examination. In the event that such examination reveals any overpayment by Red Mile, Atari shall reAund such overpayment within thirty (30) days following Atari's receipt of such examination results.

1.6.
Payment of Discovered Ilederpayment, With respect to any claim by Atari that additional monies are payable by Red Mile to Atari pursuant to this Agreement based upon such an examination, Red Mile shall not be deemed in breach of this Agreement if within thirty (30) calendar days after Red Mile's receipt of any written claim that additional monies are due and payable, together with a copy of the audit report prepared in connection with such audit, Red Mile shall either: (i) pay such additional monies so claimed by Atari; or (ii) contest such claim, in whole or in part, by written notice sent to Atari.

2.             Release of Rights in the Title.

2.1.
On receipt by Atari of the initial Payment, all of the rights licensed by Red Mile to Atari pursuant to the Publishing Agreement (the "Licensed Rights"), including all intellectual Property Rights and other rights in or to the Deliverables, Title, Exclusive Derivative Products, Future Products and/or Sequels (as such terms are defined in the Publishing Agreement) shall immediately revert to Red Mile.

2.2.
As soon as is practicable after the Effective Date, Atari shall deliver at Red Mile's cost all code, art, documentation, music, sound effects and other assets relating to the Title within Atari's possession or control.

2.3.	Atari makes no representations or warranties with respect to the Licensed Rights, which shall revert to Red Mile on an as-is, where-is basis.

3.             Publishing Agreement

3.1.
As of the Effective Date, the Publishing Agreement will be terminated and of no further force and effect. Neither party to this Agreement will have any further obligation or liability to the other party under the Publishing Agreement other than subject to Sections 9, 10, and 11 , which shall survive such termination.

4.             Mutual Release of Claims.

4.1.
Except for obligations arising under this Agreement and/or the Mutual Nondisclosure Agreement between Red Mile and Atari dated on or about February 13, 2009 (the "Confidentiality Agreement") and except as expressly provided otherwise in Section 3.1 above, the parties to this Agreement, on their own behalf, and on behalf of their respective officers, directors, employees, investors, shareholders, divisions, successors and assigns, hereby fully and forever release each other and their respective officers, directors, employees, investors, shareholders, affiliates, divisions, successors and assigns, from, and agree not to sue each other concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, that either party may possess arising from any omissions, acts or facts that have occurred on or before the Effective Date and relating to, or arising from, or otherwise in connection with the Publishing Agreement or the licensing of rights in the Title by Red Mile to Atari, and all claims for attorneys' fees and costs;

4.2.
Each party to this Agreement is familiar with and expressly waives all rights under California Civil Code Section 1542 (and every statute of similar effect), which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

4.3.
The foregoing release and waiver are not being provided based upon any representations not expressly contained in this Agreement. The parties understand the risk that the facts known to them or believed to be true, may be otherwise, and each of the parties voluntarily assumes such risk.

5.             Miscellaneous.

5.1.
Authority. Each party represents and warrants that it has the right and authority to enter into this Agreement, and that there exist no obligations which prevent such party from granting, accepting, or performing all of the undertakings provided for in this Agreement.

5.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws ofthe State of New York, excluding its conflict of laws rules.

5.3.
Entire Agreement. This Agreement and the Confidentiality Agreement are the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements. This Agreement shall not be modified except by a writing signed by an authorized representative of each party.

5.4.	Attorneys' Fees. in any proceeding to enforce this Agreement, the prevailing party shalt recover, in addition to all other relief, reasonable attorneys' fees and costs.

5.5.	Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

5.6.	All dollar amounts provided herein are denominated in U.S. Dollars.

The parties have signed this agreement on the Effective Date.

Red Mile Entertainment, Inc.	Atari Interactive, Inc.

By: /s/ Chester P. Aldridge	By: /s/ P. Harrison
Name: Chester P. Aldridge	Name: P. Harrison
Title: CEO	Title: President

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